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[SAUER DANFOSS LOGO]


FOR IMMEDIATE RELEASE
OCTOBER 24, 2000


SAUER-DANFOSS INC. NAMES WILCOX VICE PRESIDENT AND GENERAL MANAGER OF GLOBAL BUSINESS UNIT HYDROSTATICS

AMES, IOWA, USA, OCTOBER 24, 2000 SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) announced that James R. Wilcox will be returning to Sauer-Danfoss Inc. as Vice President and General Manager of the Global Business Unit Hydrostatics, effective October 30, 2000. Wilcox will be responsible for all Sauer-Danfoss Inc. hydrostatic locations in North America, Europe, and Asia and will be a member of the Global Management Team. He will report to Niels Erik Hansen, Executive Vice President and Chief Operating Officer.

Wilcox joined Sauer in 1992 as Vice President, Operations-US Hydrostatics and in 1995 became General Manager - US Hydrostatics. He was a major factor in the significant development of the company's hydrostatic business during the past decade. Wilcox left the company in October 1999 to move closer to the greater Chicago area because of family commitments.

"We are extremely pleased to welcome Jim back to the Sauer-Danfoss organization," commented David L. Pfeifle, President and CEO. "His knowledge of our business and the industry will be a true asset to us in his new role. Under Jim's leadership, we will combine our worldwide hydrostatics operations, allowing us to realize further synergies and continue our focus on being one global company."

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


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FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

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
KENNETH D. MCCUSKEY              Sauer-Danfoss Inc.          Phone: (515) 239-6364
Vice President - Finance         2800 East 13th Street       Fax:   (515) 239-6443
                                 Ames, Iowa, USA 50010       kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                 Sauer-Danfoss Inc.          Phone: +49-4321-871-190
Director of Finance - Europe     Krokamp 35                  Fax:   +49-4321-871-121
                                 D-24539 Neumunster          jlangrick@sauer-danfoss.com
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Internet:  http://www.sauer-danfoss.com